FIRST AMENDMENT TO LICENSE AND CONSULTING AGREEMENT

This First Amendment to License and Consulting Agreement (this "AMENDMENT"), effective as of October 16, 1999 (the "AMENDMENT DATE"), is made and entered into by and between Planned Licensing, Inc. a New York corporation and wholly owned subsidiary of Namanco Productions, Inc. ("LICENSOR"), and SportsLine.com, Inc., a Delaware corporation, located at 6340 N.W. 5th Way, Ft. Lauderdale, Florida 33309 ("LICENSEE").

                                  INTRODUCTION

Licensor and Licensee entered into a License and Consulting Agreement, executed as of August 10th 1994 (the "AGREEMENT"). Licensor and Licensee each desires to amend the terms of the Agreement as described in this Amendment.

For good and valuable consideration the parties hereby agree as follows:

                                      TERMS

1. The second paragraph of the recitals in the Agreement is hereby stricken in its entirety and in lieu thereof substituted with the following:

         "WHEREAS, Licensor operates a sports-oriented online service (the "SPORTSLINE SERVICE") distributed via various platforms including but not limited to on the World Wide Web portion of the Internet at universal resource locator "cbs.sportsline.com" and other URLs owned by or licensed to SPLN and desires to retain Licensor (i) to consult in the development, funding, marketing and promotional activities of Licensee and (ii) to provide the services of Namath as a performer to advertise and promote its products, and as a spokesman for its products; and"

2. Sub-section 1(b) of the Agreement is hereby amended by striking "on-line sports information computer service ("SportsLine")" and in lieu thereof substituting "the SportsLine Service".

3. Sub-section 1(e) of the Agreement is hereby stricken in its entirety and in lieu thereof substituting with the following:

         "Contract Year" shall mean a consecutive twelve (12) month period commencing on October 16, 1999, and on each anniversary thereafter during the term thereof."

4. Sub-section 2(a) of the Agreement is hereby amended by adding the following sub-sections:

         "(vi) Serve as a guest commentator/analyst in the on-air broadcast of Licensee's nationally syndicated Westwood One/CBS Radio property "The Drive" during the NFL football season (including pre- and post-seasons) for a minimum of fifteen (15) minutes per week with a minimum of three (3) personal in studio appearances, for so long as Licensee continues to produce such show or other similar programming during the Term.

         (vii) Make a mutually agreed upon quantity (but in all events a minimum of four (4)) of personal appearances per year (schedule subject to NAMATH availability) at greeting/autograph sessions for end users of the SportsLine Service, sales meetings and other Endorsed Products related functions.

         (viii) Provide a reasonable amount of autographed items as requested by Licensee and at the sole cost of Licensee. Licensee agrees not to resell such autographed items and to limit the use of such items to promotional purposes unless otherwise mutually agreed by the parties."


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5.       Section 4 of the Agreement is hereby amended by (a) striking "July 1,
         1994" and in lieu thereof substituting "October 16, 1999", (b) striking the term "Initial Term" and in lieu thereof substituting "Term", and
         (c) striking the second and third sentences in their entirety. All references in the Agreement to the terms "term of this Agreement" and "Initial Term" are stricken and in lieu thereof substituted with the "Term."

6. Licensor hereby waives the right to receive any and all payments otherwise due pursuant to sub-sections (a)-(c) of Section 5 of the Agreement subsequent to the Effective Date (it being understood that, subsequent to the Effective Date) the royalty structure set forth below in amended section 5 as set forth below in section 7 of this Amendment supersedes the royalty structure set forth in original section 5 of the Agreement. Licensor further hereby discharges all of Licensee's obligations pursuant to sub-sections 5 (a)-(c) of the Agreement, immediately prior to giving effect to the following amendment to
         Section 5 of the Agreement, with respect to royalty payments that otherwise would become due subsequent to the Effective Date.

7. Section 5 of the Agreement is hereby stricken in its entirety and in lieu thereof substituted with the following:

         "In full consideration for the rights, licenses and privileges herein granted to licensee, and the mutual promises set forth herein, Licensee agrees to:

         (a) pay Licensor two hundred thousand dollars ($200,000) per Contract Year in cash to be paid in equal quarterly installments over the Term, commencing on January 1, 2000 and continuing on the first day of each calendar quarter thereafter until paid in full or, if sooner, until the effective date of termination of this Agreement in the event of a material breach by Licensor or Namath.

         (b) grant to Licensor options to purchase up to thirty thousand (30,000) shares of SPLN common stock (the "OPTIONS") at an exercise price based on the closing price of SPLN common stock on the NASDAQ National Market on the Amendment Date, and which shall (i) vest pro-rata in arrears over the Term (i.e., 20% on each anniversary of the Effective Date until fully vested), provided this Agreement is in effect on the applicable vesting date, and (ii) otherwise be subject to the terms, conditions set forth in Licensee's Incentive Compensation Plan.

         (c) Commencing on July 1, 1999, and continuing until the earlier of fifteen (15) years thereafter or the effective date of termination of this Agreement if earlier terminated as a result of a material breach by Licensor or Namath, Licensor shall be entitled to receive royalty payments ("ROYALTY PAYMENTS") on account of paid subscriptions to the SportsLine Service (e.g. "General Admission" and "Box Seat" subscriptions) for end user access to fee based content on the SportsLine Service (but expressly excluding any and all other specific fee based content and/or services as determined in the sole and exclusive discretion of Licensee, including, without limitation, fee based frequency loyalty programs and fantasy products and any non-fee based frequency loyalty programs) solely for subscribers who enrolled in the SportsLine Service during the period commencing on the Launch Date and ending on June 30, 1999, at the rate of fifteen cents ($0.15) per month per paid subscriber which remains validly enrolled in the SportsLine Service ("ROYALTY SUBSCRIBERS"). For purposes of this paragraph "Launch Date" shall mean the date on which the SportsLine Service was generally available to end users on a commercial basis. Royalty Payments shall be payable on a calendar quarterly basis in arrears no later than the end of the month following the quarter with respect to which Royalty Payments, concurrently with the statement required by sub-section (d) below.

         (d) Licensee shall keep complete and accurate separate records of all paid subscriptions subject to Royalty Payments, in sufficient detail to disclose the initial enrollment date and current status of subscribers. The said records, and all underlying documents and other documents relating to the calculation of Royalties, shall be open to inspection by Licensor or its designated

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                          PROPRIETARY AND CONFIDENTIAL
                  representative at all reasonable times during business hours up to four (4) times per Contract Year and shall be maintained and preserved by Licensee with respect to each Contract Year until two (2) years after the end of the applicable Contract Year. Licensee agrees not to cause or permit any interference with Licensor or Licensor's representative in the reasonable performance of their duties of inspection and audit. The exercise by Licensor in whole or in part, or at any time or times of the right to audit records and accounts or of any other right herein granted, the acceptance by Licensor of any statement or statements or the receipt and deposit by Licensor of any payment tendered by or on behalf of Licensee shall be without prejudice to any rights or remedies of Licensor and shall not stop or prevent Licensor from thereafter disputing the accuracy of any such statement or payment. This clause (d) shall survive the expiration or earlier termination of this Agreement.

         (e) No later than the end of the month following each calendar quarter, Licensee shall transmit to Licensor a complete and accurate statement certified to be accurate by an officer of Licensee, covering the immediately preceding calendar quarter. Such report shall set forth the number of paid subscriptions subject to Royalty Payments in effect during the preceding quarter, and the applicable royalty pertaining thereto. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment or deduction from future payments shall be made. Upon demand by Licensor, Licensee shall at Licensor's expense (such expense to be deducted from royalties payable to Licensor hereunder), but no more than once in any twelve (12) month period, furnish to Licensor a detailed statement by an independent certified public accountant computing amounts due to Licensor hereunder as of the date of Licensor's demand. If the certified audit discloses that royalties were understated by more than ten percent (10%) per Contract Year, then Licensee shall pay for such audit. This clause (e) shall survive the expiration or earlier termination of this Agreement.

         (f) If Licensee shall fail to make any payment or deliver any of the required statements referred to above, or to give access to the premises and/or records pursuant to the provisions hereof to Licensor's authorized representatives for the purposes permitted hereunder, same shall be and Event of Default hereunder. This clause (f) shall survive the expiration or earlier termination of this Agreement.

8. Section 7 is hereby amended by adding the following at the end of the paragraph:

         "Notwithstanding the foregoing, Licensor shall not be employed by, act as consultant to, or provide any services to or for any SPLN Competitor. For purposes of this Agreement, "SPLN Competitor" shall mean shall mean any Internet, or other sports online services of:
         ESPN/ABC Sports/Walt Disney Company, Fox/Sky/Times, CNN/SI, Sports Illustrated, CNN/HN Sports, The Sporting News/Times Mirror Corp., NBC Sports, MSNBC, CNBC, MSG, Total Sports, Athlete Direct/Pro Sports Xchange/Broadband Sports, Quokka, STATS, Inc., Pangolin, The Mirror Group; any Internet or Web based fantasy game service (e.g., Sandbox Entertainment); and any online retailer (whether or not exclusively online) of sports-related merchandise selling substantially the same general line of merchandise or sports-related products as SPLN (including, but not limited to, ProTeam.com, Venator Group/FootLocker, Amazon.com, Nike.com, The Sports Authority, Fogdog/Sports Site and Copeland's Sports/Shopsports.com, Gear.com, Global Sports Interactive etc. (or any of their respective affiliates)."

9.       Section 17 is hereby amended by adding the following sub-section 17
         (f):

         Licensor acknowledges and agrees that damages related to a breach of this Agreement by Licensor will be difficult to ascertain with any degree of certainty. Therefore, notwithstanding any other rights Licensee may have with respect to Licensee's termination of this Agreement pursuant to this Section 17, in the event Licensee terminates this Agreement, Licensor shall forfeit all unvested options and immediately pay to licensee liquidated damages in the amount of one hundred thousand dollars ($100,000.00) as liquidated

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                          PROPRIETARY AND CONFIDENTIAL
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         damages, and the parties agree that such amount is based on a reasonable estimate of such damages as a result of non-performance.

10. Section 24 is hereby stricken in its entirety and in lieu thereof substituted with the following:

         All notices or other communications hereunder shall be in writing and shall be deemed to be given or made when received (or upon refusal of delivery) by overnight courier, U.S. mail, registered or certified, first class, postage prepaid, or confirmed facsimile (with a copy via one of the aforementioned forms of delivery promptly thereafter) to the following address or addresses or such other address or addresses as either party may designate in writing to the other in accordance with this paragraph:

If to Licensee:      SportsLine.com, Inc.                  With a copy to:    SportsLine.com, Inc.
                     6340 NW 5th Way                                          6340 NW 5th Way
                     Ft. Lauderdale, Florida 33309                            Ft. Lauderdale, Florida 33309
                     Attn: President                                          Attn: VP, Legal & Business Affairs
                     Facsimile:  (954) 351-9175                               Facsimile:  (954) 351-9175

If to Licensor:      Planned Licensing, Inc.                                  Carl R. Sloan, Esq.
                     c/o James C. Walsh, Esq.                                 Penzer and Sloan
                     7 Audubon Place                                          342 Madison Avenue
                     New Orleans, Louisiana 70118                             New York, New York 10173


11. This Amendment does not, and shall not be construed to, modify any term or condition of the Agreement other than those specific terms and conditions expressly referenced in this Amendment. Except as herein provided, the Agreement shall remain unchanged and in full force and effect. In the event of any inconsistency or discrepancy between the Agreement and this Amendment, the terms and conditions set forth in this Amendment shall control. Capitalized terms in this Amendment, not otherwise defined herein, shall have the meanings ascribed to them in the Agreement. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Date.

 PLANNED LICENSING, INC.                             SPORTSLINE.COM, INC.


By:/S/ James Walsh                                   By: /s/ Michael Levy
   -----------------------------------------             ----------------

Print Name:  James C. Walsh                          Print Name: Michael Levy

Title: President                                     Title:  President




 /s/ James C. Walsh
-------------------------------------
Name:  James C. Walsh, Individually


/s/ Joseph W. Namath
-------------------------------------
Name:  Joseph W. Namath, Individually

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                          PROPRIETARY AND CONFIDENTIAL